PURCHASE AGREEMENT


                                by and between


                    FLEMINGTON GOLF AND SPORTS CENTER, LLC


                                    Seller,


                                      and


                     FLEMINGTON FAMILY GOLF CENTERS, INC.,


                                   Purchaser







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                              PURCHASE AGREEMENT

              PURCHASE AGREEMENT, made as of the 7th day of March, 1996 (this "Agreement"), by and between FLEMINGTON GOLF AND SPORTS CENTER, LLC, a New Jersey limited liability company having an address at 1594 Route 10, Randolph, New Jersey 07869 ("Seller"), and FLEMINGTON FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("Purchaser").

                             W I T N E S S E T H :

              WHEREAS, Seller is the lessee of certain real property located in Flemington, New Jersey and more particularly described on Exhibit A attached hereto and made a part hereof (the "Land") and the buildings and improvements located on the Land (the "Improvements" and, together with the Land, the "Premises") pursuant to a lease (the "Lease") from Flemington Equities VII ("Landlord");
              WHEREAS, Seller operates a driving range and related facilities at the Premises under the name "Flemington Golf and Sports Center" (the "Business");
              WHEREAS, simultaneously with the execution and delivery of this Agreement, Purchaser is entering into a purchase agreement with Landlord and purchasing the Land from Landlord;
              WHEREAS, simultaneously and in connection with the execution and delivery of this Agreement the Lease is being terminated; and
              WHEREAS, Seller wants to sell certain property relating to the Business to Purchaser, and Purchaser wants to purchase such property from Seller, on the terms, and subject to the conditions, set forth herein.
              NOW, THEREFORE, in consideration of TEN ($10.00) DOLLARS, the terms and conditions set forth herein, and other good and valuable consideration, the






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mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing and as follows:
         1.   Agreement to Sell and Purchase.
              1.1 Property to be Purchased by Purchaser. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, upon the terms and conditions hereinafter set forth, all of Seller's right, title and interest in and to the following property (collectively, the "Property"):
                   1.1.1 intentionally deleted;
                   1.1.2 all furnishings, fixtures, machinery, equipment, vehicles and personalty attached or appurtenant to or used in connection with the Premises that are owned by Seller, and all supplies, sales, marketing and instructional materials of every kind and description relating to the Business, wherever located, including without limitation, the items described on Exhibit B attached hereto and made a part hereof (but specifically excluding Seller's sales inventory) (the "Personal Property");
                   1.1.3 intentionally deleted;
                   1.1.4 any consents, authorizations, variances, waivers, licenses, certificates, permits and approvals held by or granted to Seller in connection with the ownership of the Premises (collectively, the "Permits");
                   1.1.5 intentionally deleted;
                   1.1.6 unliquidated rights under manufacturers' and vendors' warranties and guarantees, except to the extent the same relate solely to any Retained Assets or Retained Liabilities (as hereinafter defined) (the "Claims"); and

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                   1.1.7 any other properties and assets of every kind and
nature, real or personal, tangible or intangible (including the trade name "Flemington Golf and Sports Center"), relating in any way whatsoever to the Premises or the Business, except to the extent the same relate solely to the Retained Assets or Retained Liabilities.
              1.2 Assets to be Retained by Seller. Anything herein to the contrary notwithstanding, Seller shall not sell, and Purchaser shall not acquire, the following assets of Seller (the "Retained Assets"):
                   1.2.1 all claims of Seller for refunds or credits with respect to federal, state or local income taxes or foreign income taxes of whatever nature or taxable period involved;
                   1.2.2 any rights of Seller with respect to insurance policies owned by Seller or for which Seller is the named insured;
                   1.2.3 all cash, funds in bank accounts and cash equivalents existing as of the Closing Date (as hereinafter defined);
                   1.2.4 intentionally deleted;
                   1.2.5 any patents, trademarks, trademark registrations, copyrights, copyright registrations, trade names (other than the name "Flemington Golf and Sports Center") and all registrations thereof and all applications for any of the foregoing, whether issued or pending, if any, and all goodwill associated with any of the foregoing (the "Intangible Assets");
and
                   1.2.6 intentionally deleted.
              1.3  Intentionally Deleted.
              1.4 Liabilities to be Retained by Seller. Seller shall retain, and Purchaser shall not assume, perform, discharge or pay, and shall not be responsible for, any and all liabilities or obligations of any nature whatsoever

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in connection with or relating to the Premises, the Property, Seller or the
Business or any predecessor owner of the Property or the Business (collectively, the "Retained Liabilities").
         2. Consideration. In consideration for the Property, Purchaser shall:
              2.1 cause Family Golf Centers, Inc. ("Parent") to issue 100,000 validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of Parent (the "Common Stock") and to deliver at Closing a certificate representing 100,000 shares of Common Stock to Bear, Stearns Securities Corp., as pledgee of Seller. Seller acknowledges and agrees that the Common Stock has not been registered under the Securities Act of 1933, as amended (the "Act") and is and will be deemed to be "restricted securities" as such term is defined in Rule 144 promulgated under the Act ("Rule 144").
Seller further acknowledges and agrees that the Common Stock can only be sold or otherwise disposed of in accordance with the provisions of Rule 144, including the applicable holding period or such other exemption from registration under the Act as may be available. If prior to the expiration of the holding period set forth in Rule 144 Parent files a registration statement to register any of its securities for public offering, Parent shall, subject to the approval of the underwriter for such public offering, include to the extent then permissible under the Act, all of the Common Stock acquired hereunder and then owned by Seller; and
              2.2  intentionally deleted.
         3.   Title; Permitted Exceptions.
              3.1 Seller will convey the Property to Purchaser, free and clear of any and all liens, charges, encumbrances, mortgages, pledges, security

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interests, easements, agreements and other interests and adverse claims
(collectively, "Encumbrances").
              3.2 Purchaser may order an examination of title from a title company licensed or authorized to issue title insurance in the State of New Jersey ("Title Company"), and shall cause a copy of any title report to be forwarded to Seller's attorney upon receipt. If a title examination shall disclose any Encumbrances, Seller shall cause the same to be discharged of record or otherwise cured.
              3.3 If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller will on request deliver to the Title Company or Purchaser an affidavit showing that such judgments, bankruptcies or other returns are not against Seller, in form sufficient to permit deletion of such exception from the title policy.
         4.   Apportionments.
              4.1 The following items shall be apportioned as of 11:59 PM of the day immediately preceding the Closing Date:
                   4.1.1 real estate taxes, on the basis of the fiscal year for which the same are levied, imposed or assessed, subject to Section 4.2 hereof;
                   4.1.2 charges for water, sewer rents, electricity, steam, gas and telephone, which are not metered; provided that if the consumption of any of such utilities is measured by meters, at the Closing (as hereinafter defined) Seller shall furnish a current reading of each meter; and further provided that if there is not a meter or if the current bill for any of such utilities has not been issued prior to the Closing Date, the charges therefore

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shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued;
                   4.1.3 utility deposits, to the extent actually assigned to Purchaser;
                   4.1.4 fuel, if any, at Seller's cost therefore (as determined by Seller's fuel supplier); and
                   4.1.5 intentionally deleted.
              4.2 If the Closing shall occur before the real estate tax rate is fixed, the apportionment of real estate taxes shall be based upon the tax rate for the next preceding year applied to the latest assessed valuation.
              4.3 If on the Closing Date the Premises shall be affected by any special or other assessment for public improvements or otherwise which is or may become payable by Seller in annual installments, of which the first installment is then a charge or lien, or has been paid, then, for the purposes of this Agreement, all the unpaid installments of such assessment, including those which are to become due and payable after the Closing, shall be deemed to be due and payable and to be liens upon the Premises and shall be paid and discharged by Seller upon the Closing.
              4.4 Seller and Purchaser shall maintain and make available to each other any books or records necessary for the adjustment of any item pursuant to this Article. The provisions of this Article 4 shall survive the Closing.
         5.   The Closing.
              5.1 The closing of the transaction provided for in this Agreement (the "Closing") shall take place simultaneously with the execution and

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delivery of this Agreement (the actual date of the Closing being referred to herein as the "Closing Date"), at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, or at such other place as may be mutually agreed to by Seller and Purchaser.
              5.2 At the Closing, Seller shall deliver or cause to be delivered to Purchaser physical possession of the Property (receipt of which may be actual or constructive) and the following:
                   5.2.1 intentionally deleted;
                   5.2.2 a bill of sale conveying, transferring and selling to Purchaser all right, title and interest of Seller in and to all of the Personal Property, which bill of sale shall contain a warranty that such property is free and clear of all Encumbrances, duly executed and acknowledged by Seller;
                   5.2.3 an assignment and assumption agreement (the "Assignment and Assumption Agreement") assigning to Purchaser all of Seller's right, title and interest in and to the Permits and the Claims, duly executed and acknowledged by Seller;
                   5.2.4 a settlement statement (the "Settlement Statement") setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;
                   5.2.5 intentionally deleted;
                   5.2.6 a Certificate or Certificates of Occupancy for all Improvements;
                   5.2.7 intentionally deleted;
                   5.2.8 an original counterpart of the instrument terminating the Lease, duly executed and acknowledged by Seller and Landlord;

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                   5.2.9 any transfer tax or other return required by any
applicable governmental authority in connection with the sale of the Property, duly executed and acknowledged by Seller;
                   5.2.10 intentionally deleted;
                   5.2.11 keys to all locks relating to the Property, appropriately labeled;
                   5.2.12 the Escrow Agreement (as hereinafter defined), executed by Seller;
                   5.2.13 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Seller to Purchaser pursuant to any of the other provisions of this Agreement; and
                   5.2.14 such other documents as may be reasonably required by Purchaser's counsel in connection with this transaction.
              5.3 At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:
                   5.3.1 the stock certificate referred to in Section 2(a) hereof, registered in the name of "Bear, Stearns Securities Corp., as pledgee" representing, in the aggregate, 100,000 shares of Common Stock of Parent;
                   5.3.2 the Escrow Agreement, executed by Purchaser;
                   5.3.3 the Assignment and Assumption Agreement, duly executed and acknowledged by Purchaser;
                   5.3.4 the Settlement Statement, duly executed and acknowledged by Purchaser;
                   5.3.5 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Purchaser to Seller; and

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                   5.3.6  such other documents as may be reasonably required
by Seller's counsel in connection with this transaction.
         6.   Representations and Warranties.
              6.1 Seller hereby represents and warrants to Purchaser as of the date hereof as follows:
                   6.1.1 Organization; Power and Authority. Seller is a limited liability Company duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
                   6.1.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Seller is subject; (b) violate any order, judgment or decree applicable to Seller; or (c) conflict with or result in a breach of or a default under any term or condition of Seller's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Seller is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches

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or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.
                   6.1.3 Consents. No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Seller of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been obtained.
                   6.1.4 Compliance with Applicable Laws. Seller is not engaging in any activity or omitting to take any action as a result of which Seller is in violation of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Property or the Business, and neither the execution and delivery by Seller of this Agreement or of any of the other agreements and instruments to be executed and delivered by it pursuant hereto, the performance by Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will result in any such violation. To Seller's knowledge, Seller is in compliance with all requirements imposed in writing by any insurance carrier of Seller to the extent such carrier is an insurer or indemnitor of the Property. The Premises are not subject to any notice of violation of law, municipal ordinance, orders or requirements issued by any building department or other governmental agency or subdivision having jurisdiction.
                   6.1.5 Permits. All Permits required by any federal, state, or local law, rule or regulation and necessary for the operation of the Property and the Business as currently being conducted have been obtained and are currently in effect. No registrations, filings, applications, notices,

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transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (a) to avoid the loss of any Permit or the violation of any law, regulation, order or other requirement of law, or (b) to enable Purchaser to continue the operation of the Property as presently conducted after the Closing. The current use and occupation of any portion of the Property does not violate any of, and, where applicable, is in material compliance with, the Permits, any applicable deed restrictions or other covenants, restrictions or agreements including without limitation, any site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Premises.
                   6.1.6 Title to Assets. Seller has good and marketable title to the Property free and clear of all Encumbrances.
                   6.1.7 Contracts. Seller is not a party to any leases, subleases, occupancy agreement, contracts, orders or agreements relating to the Property or the Business (written or otherwise) other than the Lease being terminated simultaneously herewith.
                   6.1.8 Condition of the Improvements. To Seller's knowledge, there are no material structural or mechanical defects in the Improvements, and there are no leaks in any roof on any Improvement.
                   6.1.9 Condition of Personal Property. To Seller's knowledge, the Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is and as of the Closing Date will be adequate, suitable and sufficient to meet the needs of and to operate the Property as currently conducted.
                   6.1.10 Environmental Matters.

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                        6.1.10.1    As used in this Agreement "Hazardous
Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601(33); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. ss. 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (vii) any asbestos, asbestos containing material, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of any Environmental Law (as hereinafter defined) and any other toxic, reactive or flammable chemicals.
                        6.1.10.2 To Seller's knowledge, there is no Hazardous Material at, under or on the Premises and there is no ambient air, surface water, groundwater or land contamination within, under, originating from or relating to the Premises. Seller has not, and has not caused to be, manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any Hazardous Material at, on or under the Premises.
                        6.1.10.3 To Seller's knowledge, Seller has no obligation or liability imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Seller or the Property or any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute

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liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection to the environment, including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (hereinafter collectively referred to as "Environmental Laws").
                        6.1.10.4 Seller has not been subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws in respect of the Premises.
                        6.1.10.5 To Seller's knowledge, the Premises are not (a) listed or proposed for listing on the National Priority List or (b) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, 42 U.S.C. ss. 9601(9), or any comparable list maintained by any foreign, state or local government authority.
                        6.1.10.6 To Seller's knowledge, there are no underground storage tanks at the Premises and Seller further warrants and represents that, to its knowledge, any prior use and operation of underground storage tanks has been in compliance with all Environmental Laws.

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                   6.1.11 Tax Proceedings.  There are no proceedings pending
regarding the reduction of real estate taxes or assessments in respect of the Premises.
                   6.1.12 Utilities. To the best of Seller's knowledge, all water, storm and sanitary sewer, gas, electricity, telephone and other utilities adequately service the Premises, enter the Premises through lands as to which valid public or private easements exist that will inure to the benefit of Purchaser and the Premises are furnished by facilities of public utilities and the cost of installation of such utilities has been fully paid.
                   6.1.13 Access. To the best of Seller's knowledge, there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises which could materially restrict or change access from any such highway or road to the Premises or any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Premises. All roads bounding the Premises are public roads and the Deed is the only instrument necessary to convey to Purchaser full access to and the right to use such roads freely as well as to convey all rights appurtenant to the Premises in such roads.
                   6.1.14 Insurance Requirements. All requirements or recommendations by any insurer or by any board of fire underwriters or similar body in respect of the Premises and the Property have been satisfied.
                   6.1.15 Litigation. There is no action or proceeding
(zoning or otherwise) or governmental investigation pending, or, to the best of Seller's knowledge, threatened against, or relating to, Seller (insofar as it relates to the Premises or the Business), the Premises, the Business or the transactions contemplated by this Agreement, nor is there any basis for any such

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action, proceeding or investigation, other than Valley National Bank v.
Randolph Driving Range and Golf Center, Inc., et al.,, filed in the Superior Court of New Jersey Law Division, Passaic County, Docket No. l-1365-96, which action is being dismissed and vacated upon the closing of the transactions contemplated hereby.
                   6.1.16 Assessments. There are no special or other assessments for public improvements or otherwise now affecting the Premises nor does Seller know of (a) any pending or threatened special assessments affecting the Premises or (b) any contemplated improvements affecting the Premises that may result in special assessments affecting the Premises.
                   6.1.17 Employee Agreements. There are no union or employment contracts or agreements (written or oral) involving employees of Seller or its affiliates affecting the Property or the Business which will survive the Closing. All employees of Seller will have been terminated as of the Closing Date.
                   6.1.18 Work at the Premises. No services, material or work have been supplied to the Premises for which payment has not been made in full.
                   6.1.19 Financial Statements. Seller agrees to deliver to Purchaser as soon as reasonably practicable, and in any event within thirty
(30) days after the date hereof, audited financial statements consisting of balance sheets and income statements of Seller for the calendar year 1995.
                   6.1.20 Common Stock. Seller is acquiring the Common Stock for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. Upon any sale or disposition of the Common Stock made in reliance on an exemption from the registration provisions of the Act, Seller shall deliver or cause to be delivered to Purchaser an

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opinion of counsel satisfactory to Purchaser to the effect that such sale or disposition may be made without registration of such Common Stock under the Act. In making any such subsequent sale or disposition of the Common Stock, Seller will be acting only for itself and not as part of a sale or planned distribution in violation of the Act.
                   6.1.21 Full Disclosure. To the best knowledge of Seller, none of the information supplied by Seller herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.
              6.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
                   6.2.1 Organization; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
                   6.2.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms. The execution, delivery and

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performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Purchaser is subject; (b) violate any order, judgment or decree applicable to Purchaser; or (c) conflict with or result in a breach of or a default under any term or condition of Purchaser's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Purchaser is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.
              6.3 Survival. The representations and warranties of the parties made in this Article 6 shall survive the Closing.
         7. Further Assurances. At any time and from time to time after the Closing Date, Seller shall, at the request of Purchaser, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to transfer into the name of Purchaser any and all Property contemplated to be sold pursuant to this Agreement and to further consummate the transactions contemplated by this Agreement. This Article shall survive the Closing.
         8. Brokers. Seller and Purchaser warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein, other than Richardson Commercial Realtors and Bridgeport Properties ("the Brokers"). Purchaser and

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Seller hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party other than the Brokers who claims to have dealt with the indemnifying party in connection with this transaction. Seller agrees to be responsible for any commissions due the Brokers in connection with this transaction. The provisions of this Article shall survive the Closing.
         9. "As Is". Purchaser represents that it has inspected the Property and is familiar with the physical condition thereof, and that it agrees to accept the Property "as is", in its condition at the date of this Agreement.
        10. Costs and Fees. Purchaser shall pay the expenses incurred in connection with (a) the examination of title, (b) the issuance of a policy of title insurance for Purchaser, and (c) a survey of the Property, if obtained by Purchaser. Any other costs not expressly provided for elsewhere in this Agreement shall be divided and borne in accordance with the usual practices in the jurisdiction where the Premises are located. The provisions of thisArticle shall survive the Closing.
        11.   Indemnification.
              11.1 Subject to the further provisions of this Article, Seller shall protect, defend, hold harmless and indemnify Purchaser, its officers, directors, shareholders, employees, agents and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs

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of investigation, litigation, settlement, and judgment and interest)
("Losses") that may be suffered or incurred by any of them arising from or by reason of (i) any Retained Liability or other liability or obligation of Seller; (ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.1.
              11.2 Subject to the further provisions of this Article, Purchaser shall protect, defend, hold harmless and indemnify Seller, its partners, employees and agents, and its successors and assigns from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of (i) the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any document or other writing delivered pursuant to this Agreement and (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.2.
              11.3 Whenever a party hereto (such party and each of its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an "Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying

Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen
(15) days from the mailing of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this Section 11.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the

Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 11.3.
              11.4 For purposes of this Article, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article.
              11.5 The obligation of Seller under Section 11.1 shall be satisfied first from the Escrow Fund under that certain Escrow Agreement being entered into among the parties and Continental Stock Transfer and Trust Company simultaneously herewith (the "Escrow Agreement"), and, if the Escrow Fund is inadequate to provide indemnification to Purchaser, then from Seller directly.
        12.   Notices.
              12.1 All notices, demands, requests, consents or other communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Seller to Purchaser shall simultaneously be given in either manner provided above to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Alan Schacter, Esq. A copy of any Notice given by Purchaser to Seller shall simultaneously be given in either manner provided above to Ravin, Greenberg & Marks, 101 Eisenhower Parkway, Roseland, New Jersey

07068, Attention: Allen M. Harris, Esq. Notices given in the manner aforesaid shall be deemed to have been given three (3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand. Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.
        13.   Miscellaneous.
              13.1 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
              13.2 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New Jersey.
              13.3 The captions or article headings in this Agreement are for convenience only and do not constitute part of this Agreement.
              13.4 This Agreement has been fully negotiated by the parties and rules of construction construing ambiguities against the party responsible for drafting agreements shall not apply.
              13.5 It is agreed that, except where otherwise expressly provided in particular Articles or Sections of this Agreement, none of the provisions of this Agreement shall survive the Closing.
              13.6 This Agreement (including the Exhibits annexed hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.
              13.7 This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.
              13.8 No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.
              13.9 This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.
              IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       FLEMINGTON GOLF AND SPORTS CENTER, LLC


                                       By: /s/ Richard Wenz
                                          -----------------------------------
                                          Name:  Richard Wenz
                                          Title: General Manager


                                       FLEMINGTON FAMILY GOLF CENTERS, INC.


                                       By: /s/ Dominic Chang
                                          -----------------------------------
                                          Name: Dominic Chang
                                          Title: President

                        INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT A             LEGAL DESCRIPTION
EXHIBIT B             PERSONAL PROPERTY

HERITAGE CONSULTING ENGINEERS

                                  EXHIBIT A

   DESCRIPTION OF A TRACT OF LAND TO BE DEEDED TO FLEMINGTON FAMILY GOLF CENTERS, INC. AS SITUATED IN RARITAN TOWNSHIP, HUNTERDON COUNTY, NEW JERSEY - TAX MAP BLOCK 84; LOT NO. 34

   Beginning at a concrete highway monument found in the westerly right-of-way line of the public highway leading from Flemington to Ringoes known as New Jersey State Highway Route No. 31 and U.S. Highway Route No. 203, said highway monument being located at the termination of course number 2 as previously set forth in Deed Book 1001; Page No. 570 and running thence:

   (1) Along the westerly right-of-way line of said New Jersey State Highway Route No. 31 and U.S. Highway Route No. 202, South 02854'53" East - a distance of one thousand two hundred fifty-nine and thirty-seven one-hundredths feet (1259.37') to an old solid iron pin found in the same; thence:

   (2) Along the same, South 87 [degrees]05'07' West - a distance of three and zero one-hundredths feet (3.00') to a concrete highway monument found in the same; thence:

   (3) Along the same being the jughandle leading to Everitts Road, on a curve to the right with a radius of three hundred ninety and zero one-hundredths feet (390.00), an arc distance of two hundred fifty-four and twenty-five one-hundredths feet (254.25') and having a chord bearing and distance of South 15 [degrees] 45'42" West - two hundred forty-nine and seventy-seven one-hundredths feet (249.77') to an old solid iron pin found at a point tangency for the same; thence:

   (4) Along the same, South 34 [degrees] 26'27" West - a distance of one hundred twenty-one and fifty-four one-hundredths feet (121.54') to an old iron pin found at a point of curvature for the same; thence:

   (5) Along the same on a curve to the left with a radius of two hundred ten and zero one-hundredths feet (210.00'), an arc distance of seventeen and sixty-nine one-hundredths feet (17.69') and having a chord bearing and distance of South 32 [degrees] 01'29" West - seventeen and sixty-eight one-hundredths feet (17.68') to an old iron pipe found in the same, corner to land now or formerly of Speir Drive Realty Associates (Block 84; Lot No. 37); thence:

   (6) Along land of now or formerly Speir Drive Realty Associates (Block 84; Lot No. 37), North 83 [degrees] 54'22" West - a distance of one hundred sixty-four and five one-hundredths feet (164.05') to an old iron pipe found for a corner to the same in line of land of the Black River & Western Corporation (Block 84; Lot No. 100.01); thence:

   (7) Along land of the Black River & Western Corporation (Block 84; Lot No. 100.01), North 16 [degrees] 15'30" West - a distance of seven hundred sixteen and eighty-five one-hundredths feet (716.85') to an old iron pin found for a corner to the same in the westerly right-of-way line of other land of the Black River & Western Corporation, said iron pin being located thirty-three and zero one-hundredths feet (33.00') more or less as measured radially from the centerline of the railroad tracks; thence:

   (8) Along the westerly right-of-way line of land of the Black River & Western Corporation parallel with and thirty-three and zero one-hundredths feet (33.00') more or less as measured radially from the centerline of the railroad tracks, on a curve to the right with a radius of three thousand two hundred forty-one and five one-hundredths feet (3241.05') an arc distance of two hundred seventy-seven and ninety-six one-hundredths feet (277.96') and having a chord bearing and distance of North 03 [degrees] 55'42" West - two hundred seventy-seven and eighty-eight one-hundredths feet (277.88') to an old solid iron pin found for a corner to the same; thence:

   (9) Along the same parallel with and thirty-three feet and zero one-hundredths feet (33.00') as measured at right angles from the centerline of the railroad tracks, North 01 [degrees] 26'20" West - a distance of six hundred seventy-one and twenty one-hundredths feet (671.20') to an old H.C.E. capped iron pin found along the same, corner to land of 153 Broad Street Associates (Block 84; Lot No. 34.01); thence:

   (10) Along land of 153 Broad Street Associates (Block 84; Lot No. 34.01), North 81[degrees]34'53" East - a distance of four hundred eighty and eighty-three one-hundredths feet (480.83') to an old H.C.E. capped monument found in the westerly right-of-way line of the aforementioned New Jersey State Highway Route No. 31 and U.S. Highway Route No. 202, said monument found being located at the termination of course number one as contained in the aforementioned Deed Book 1001; Page No. 570; thence:

   (11) Along the westerly right-of-way line of said New Jersey State Highway Route No. 31 and U.S. Highway Route No. 202 following along course number 2 as contained in the aforementioned Deed Book 1001; Page No. 570, on a curve to the right with a radius of one thousand eight hundred forty-six and eighty-six one-hundredths feet (1846.86'), an arc distance of one hundred eleven and eight one- hundredths feet (111.08') and having a chord bearing and distance of South 04 [degrees) 38'16" East - one hundred eleven and six one-hundredths feet (111.06') to the point and place of beginning and containing 17.2546 Acres + - (751,612.12 sq. ft.) being the same more or less as surveyed by Heritage Consulting Engineers in March of 1996.

   All bearings herein refer to Deed Book 1001; Page No. 570.

   Subject to any gas company easements.

   Subject to any overhead and/or underground consumer type electric, telephone and/or cable distribution line easements.

   Subject to any and all easements, ordinances, covenants, agreements and/or restrictions of record.

   Subject to any slope, drainage and/or maintenance easements, rights, as the same now exists, if any, along, near, to or from New Jersey State Highway Route No. 31 and U.S. Highway Route No. 202 as granted to the New Jersey Highway Department.

   Subject to that portion of a 30' x 100' sight triangle easement as previously set forth in Deed Book 1033; Page No. 938.

   Subject to a 30' x 100' sight triangle easement as previously set forth in Deed Book 1078; Page No. 0133.

   Subject to a 30' x 100' sight triangle easement as previously set forth in Deed Book 1078; Page No. 0135.

   Subject to and together with the rights and conditions of an easement for non-obstruction of storm water flow and maintenance of storm water management facility as previously set forth in Deed Book 1078; Page No. 0128.

   Subject to the rights and conditions of a 30' x 100' drainage and access easement as previously set forth in Deed Book 1033; Page No. 0214 and Page No. 934.

   Subject to a right-of-way agreement to New Jersey Power & Light Company and United Telephone Co. Of New Jersey as previously set forth in Deed Book 1085; Page No. 0101.

   Subject to right-of-way grants as previously set forth in Deed Book 330; Page No. 444 and Deed Book 492; Page No. 52.

                                  EXHIBIT B

Office Equipment

Manager's Office ....... Desk Credenza 2 Book Shelves Safe

Staff Office ........... 2 Desks 2 File Cabinets Conference Table
                         and Chairs Credenza Refrigerator

Pro Shop: .............. Fixtures 2 Putter Racks 3 Club Racks
Cigarette Machine        24 Wall Club Racks
Driving Range Clubs      5 Clothing Racks
Baseballs                2 Dressing Room Mirror and Benches
Baseball Hats            Miscellaneous Shelving
Baseball Bats            3 Snack Tables and Chairs
5-10 Cases Soda          Vacuum Cleaner Various Cleaning Supplies

Outside Equipment:  .... Tractor Golf Cart Driving Range Mats Range
                         Balls Miniature Golf Putters

Basement ............... 12-15 Wooden Tables and Chairs
